AFC Announces Financial Results for the Third Quarter 2026
Third quarter 2026 GAAP net investment income (“NII”) of $3.5 million, or $0.16 per weighted average share
WEST PALM BEACH, FL, November 5, 2026 – Advanced Flower Capital Inc. (Nasdaq: AFCG) (“AFC,” or the “Company”) today announced its financial results for the third quarter ended September 30, 2026.
Third Quarter 2026 Highlights
•Total investment income of $8.6 million and GAAP NII of $3.5 million, or $0.16 per weighted average share
•Net asset value (“NAV”) per share of $8.55 as of September 30, 2026, compared to $8.25 as of June 30, 2026
•GAAP net increase in net assets resulting from operations of $6.4 million, or $0.28 per weighted average share
•Gross and net investment fundings of $4.6 million and $(3.5) million, respectively
•Investment portfolio of $289.6 million at fair value across 18 investments, compared with $289.8 million as of June 30, 2026
•Weighted average yield on income producing debt investments of 13.3% as of September 30, 2026
•Debt-to-equity of 1.03x and net debt-to-equity of 0.49x
•Repurchased 285,656 shares at a weighted average price of $3.46, generating $0.06 per share of NAV accretion in connection with our recently adopted Share Repurchase Program (as defined below)
“AFC earned net investment income of $0.16 per share and grew NAV per share by $0.30 to $8.55. During the quarter, we repurchased approximately $1.0 million of our shares at roughly a 58% discount to NAV, adding $0.06 per share to NAV and bringing year-to-date accretion to $0.24. We will continue to allocate capital where it earns the best risk-adjusted return,” said Dan Neville, Chief Executive Officer.
Common Stock Distribution
On October 15, 2026, the Company paid a regular cash distribution of $0.05 per common share for the third quarter of 2026 to shareholders of record as of September 30, 2026.
Share Repurchase Program
On May 4, 2026, the Company’s Board of Directors (the “Board”) authorized a program for the purpose of repurchasing up to $5.0 million of the Company's common stock (the “Repurchase Program”). Under the Repurchase Program, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time, subject to certain limitations and applicable law. Unless amended or extended by the Company's Board, the Company expects the Repurchase Program to be in place until the earlier of such time that $5.0 million of the Company's outstanding shares of common stock have been repurchased, or May 4, 2027.
During the quarter, AFC repurchased and extinguished 285,656 shares at a weighted average price of $3.46 per share, or approximately $1.0 million in the aggregate, generating $0.06 per share of NAV accretion.
As of and during the nine months ended September 30, 2026, AFC repurchased and extinguished 1,125,062 shares at a weighted average price of $3.34 per share, or approximately $3.8 million in the aggregate, generating $0.24 per share of NAV accretion.

Operating Results

	As of
(in millions, except per share data and ratios)	September 30, 2026		June 30, 2026

Investment portfolio, at fair value	$289.6		$289.8
Total assets	$395.1		$399.7
Total debt outstanding	$197.0		$207.0
Net assets	$191.6		$187.3
Net asset value per share	$8.55		$8.25
Debt-to-equity	1.03	x	1.10 x
Net debt-to-equity	0.49	x	0.53 x

	Three months ended
(in millions, except share and per share data)	September 30, 2026	June 30, 2026

Total investment income	$8.6	$8.7
Total operating expenses and income tax expense(1)	$5.0	$5.2
Net investment income after taxes	$3.5	$3.5
Net unrealized gain on investments, net of taxes	$2.9	$1.9
Net increase in net assets resulting from operations	$6.4	$5.4
Net investment income per share	$0.16	$0.15
Net unrealized gain on investments, net of taxes per share	$0.13	$0.08
Net increase in net assets per share	$0.28	$0.23
Weighted average shares outstanding	22,582,809	23,198,863
Distributions declared per share	$0.05	$0.05
(1) Total operating expenses and income tax expense is presented net of the management fee rebate of $176,420 for each of the three months ended September 30, 2026 and June 30, 2026.
Amounts may not sum due to rounding.
Portfolio and Investment Activity
As of September 30, 2026, AFC’s investment portfolio had a fair value of $289.6 million across 18 investments in 5 industries, compared with $289.8 million across 17 investments as of June 30, 2026. Senior secured first lien debt investments represented 100% of the portfolio at fair value.
During the third quarter, AFC gross funded $4.6 million with $3.1 million to one new portfolio company and $1.5 million to four existing portfolio companies. Net fundings were $(3.5) million after $8.1 million of repayments and amortization.
Liquidity and Capital Resources
As of September 30, 2026, AFC had $197.0 million of debt outstanding, including $115.0 million under its secured revolving credit facility, $5.0 million under its unsecured revolving credit facility with an affiliate, and $77.0 million of senior unsecured notes. The weighted average interest rate on debt outstanding was 6.2% for the quarter.
Debt-to-equity was 1.03x as of September 30, 2026, compared with 1.10x as of June 30, 2026. Net debt-to-equity was 0.49x, compared with 0.53x. Asset coverage was 197%, compared with 190%.

Additional Information
AFC issued a presentation of its third quarter 2026 results, titled “Third Quarter 2026 Earnings Presentation,” which can be viewed on the Investor Relations section of AFC’s website found here AFC -- Investor Relations. The Company also filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, with the Securities and Exchange Commission (the “SEC”) on November 5, 2026.
AFC routinely posts important information for investors on its website here. The Company intends to use this webpage as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. AFC encourages investors, analysts, the media and others interested in AFC to monitor the Investor Relations section of its website, in addition to following its press releases, SEC filings, public conference calls, presentations, webcasts and other information posted from time to time on the website. To sign-up for email-notifications, please visit the “Email Alerts” section of the website under the “IR Resources” section.
Conference Call & Discussion of Financial Results
AFC will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, November 5, 2026, to discuss its quarterly financial results. All interested parties are welcome to participate. The call will be available through a live audio webcast at the Investor Relations section of AFC’s website found here AFC -- Investor Relations. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. The complete webcast will be archived for 90 days on the Investor Relations section of AFC’s website.
AFC distributes its earnings releases via its website and email lists. Those interested in receiving firm updates by email can sign up for them here.
About AFC
AFC (Nasdaq: AFCG) is a publicly traded business development company that provides flexible credit solutions to lower middle-market companies. The company primarily originates, structures, invests and manages direct senior debt investments, targeting companies generating annual EBITDA of $5 to $50 million. The company seeks to maximize risk-adjusted returns for its stockholders with an opportunistic approach across all industries. AFC is headquartered in West Palm Beach, Florida. For additional information regarding the company, please visit www.afcbdc.com.

ADVANCED FLOWER CAPITAL INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(unaudited)

	As of
	September 30, 2026	June 30, 2026
Assets
Non-controlled, non-affiliated investments at fair value (cost of $351,041,722 and $354,320,536, respectively)	$289,566,636	$289,763,599
Cash and cash equivalents	102,117,304	106,508,623
Interest receivable	1,866,810	1,717,513
Prepaid expenses and other assets	1,549,265	1,728,446
Total assets	$395,100,015	$399,718,181

Liabilities
Accrued interest	$2,080,541	$975,398
Distribution payable	1,120,189	1,134,883
Management fee payable	922,690	902,372
Income-based incentive fee payable	750,152	738,455
Accrued direct administrative expenses	1,002,368	995,450
Director fees payable	63,750	63,750
Accounts payable and other liabilities	893,965	1,036,803
Amounts payable for common stock repurchased	—	26,234
Senior notes payable, net	76,703,853	76,575,336
Line of credit payable	115,000,000	110,000,000
Line of credit payable to affiliate	5,000,000	20,000,000
Total liabilities	203,537,508	212,448,681
Commitments and contingencies
Net assets
Common stock, par value $0.01 per share, 50,000,000 shares authorized; 22,403,782 and 22,689,438 shares issued and outstanding at September 30, 2026 and June 30, 2026, respectively	224,038	226,894
Additional paid-in capital	254,944,250	255,928,446
Distributable (loss) earnings	(63,605,781)	(68,885,840)
Total net assets	191,562,507	187,269,500

Total liabilities and net assets	$395,100,015	$399,718,181

Net asset value per share	$8.55	$8.25

ADVANCED FLOWER CAPITAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30, 2026	Three months ended June 30, 2026
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$7,616,438	$7,908,745
Payment-in-kind interest income	949,002	783,060
Total investment income	8,565,440	8,691,805
Expenses:
Interest expense	1,868,647	1,921,879
Management fee	1,099,110	1,078,792
Incentive fee on net investment income	750,152	738,455
General and administrative expenses	931,792	1,017,310
Director fees	63,750	63,750
Professional fees	297,363	356,055
Total expenses	5,010,814	5,176,241
Management fee rebate	(176,420)	(176,420)
Net expenses	4,834,394	4,999,821
Net investment income before taxes	3,731,046	3,691,984
Income tax expense	194,615	210,696
Net investment income	3,536,431	3,481,288
Net change in unrealized appreciation on investments	3,081,851	2,124,417
Provision for taxes on unrealized appreciation on investments	(218,034)	(245,657)
Net unrealized gain on investments, net of taxes	2,863,817	1,878,760
Net increase in net assets resulting from operations	$6,400,248	$5,360,048

Per share data:
Basic and diluted net investment income per share	$0.16	$0.15
Basic and diluted net increase in net assets resulting from operations per share	$0.28	$0.23
Basic and diluted weighted average shares of common stock outstanding	22,582,809	23,198,863

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. Certain factors, including our ability to maintain our status as a BDC; our ability to maintain our status under Subchapter M of the Internal Revenue Code of 1986, as amended, as a regulated investment company (“RIC”) and our qualification for tax treatment as a RIC; the ability of our adviser to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy; actual and potential conflicts of interest with our adviser and its affiliates; our being subject to regulations and SEC oversight as a BDC, including limits on affiliated transactions, co-investments, asset diversification requirements, and limits on issuance of debt; changes in interest rates and impacts of such changes on our results of operations, cash flows and the market value of our loans; and other factors could cause actual results and performance to differ materially from those projected in these forward-looking statements. More information on these risks and other potential factors that could affect our business and financial results is included in AFC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFC’s most recently filed periodic reports on Form 10-K, Form 10-Q and subsequent filings. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect AFC. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Relations Contacts
Robyn Tannenbaum // Will Rotatori
561-510-2293 // 561-510-6109
ir@afcbdc.com
Media Contact
Jim Velgot
561-510-1416
ir@afcbdc.com